Exhibit 10.1
CHANGE IN CONTROL SEPARATION AGREEMENT
This Change in Control Separation Agreement (this “Agreement”) is made effective as of May 30, 2022 (the “Effective Date”), by and between First Interstate BancSystem, Inc., a Montana corporation (the “Company”), First Interstate Bank, a Montana bank (the “Bank”) and Kristina Robbins(“Executive”). The Company, Bank and Executive are sometimes collectively referred to herein as the “Parties.”
WITNESSETH
WHEREAS, Executive is currently employed as Chief Operations Officer of the Company and Bank (collectively, the Company and Bank shall be referred to in this Agreement as the “Employer”); and
    WHEREAS, the Employer desires to assure itself of the continued availability of Executive’s services as provided in this Agreement; and

    WHEREAS, in order to induce Executive to remain in the employ of the Employer and in consideration of Executive’s agreeing to remain in the employ of the Employer, the parties desire to specify the severance benefits that shall be due Executive in the event that Executive’s employment with the Employer is terminated under specified circumstances.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the Parties hereby agree as follows:
1.TERM.
    (a)    Term. The initial term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of twelve (12) full calendar months (the “Term”); provided, however, that commencing on the first annual anniversary of the Effective Date, and on each annual anniversary of such date (each a “Renewal Date”), the Term shall be automatically extended for an additional year so as to terminate one (1) year from such Renewal Date. If, at least ninety (90) days prior to any Renewal Date, the Employer gives Executive notice that the Term will not be so extended, this Agreement will continue for the remainder of the then current Term and then expire. Notwithstanding the foregoing, in the event that the Employer has entered into an agreement to effect a transaction that would be considered a Change in Control as defined below, then the Term of this Agreement shall be extended and shall terminate twelve (12) months following the date on which the Change in Control occurs.

(b)    Other Termination Events. This Agreement shall automatically terminate upon Executive’s termination of employment for any reason prior to the date on which the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control.

2.PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.
(a)Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 2 shall apply; provided, however, that in the event such Event of Termination occurs either six (6) months preceding or within eighteen (18) months following a Change in Control (as defined in Section 3 hereof), Section 3 shall apply instead. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:
(i)the involuntary termination of Executive’s employment hereunder by the Employer for any reason other than termination governed by Section 3 (in connection with or following a Change in Control) or Section 4 (for Cause), provided that such termination constitutes a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code (“Code”); or
(ii)Executive’s resignation from the Employer’s employ upon any of the following, unless consented to by Executive:
(A)    a material diminution in Executive’s duties or responsibilities, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Employer), provided, however, that a change in the Executive’s line of reporting that does not result in a material diminution in Executive’s duties or responsibilities will not constitute an Event of Termination;
(B)    a material reduction in the benefits and perquisites, including the annual rate of base salary paid to Executive by the Bank
(“Base Salary”), to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Employer);
(C)    a liquidation or dissolution of the Employer; or
(D)    a material breach of this Agreement by the Employer.
Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate Executive’s employment under this Agreement by resignation for “Good Reason” upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination and the Executive’s right to severance is subject to the terms and conditions of Sections 2(b), 2(c) and 3 of this Agreement. The Employer shall have thirty (30) days to cure the condition giving rise to the Event of Termination, provided that the Employer may elect to waive said thirty (30) day period.
(b)In the event that the Company acquires an entity in a transaction that does not constitute a Change in Control (as defined in Section 3(b) below) and such transaction results in an Event of Termination for the Executive within eighteen (18) months following the effective date of the transaction, the Employer shall pay Executive, or, in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries, or Executive’s estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) two (2) times Base Salary, plus (ii) two (2) times the average of the annual incentive compensation paid to Executive during each of the three years immediately prior to the year in which the Event of Termination occurs. Such amount shall be payable as salary continuation that will be paid over twelve (12) months commencing on the 10th day following Executive’s Separation from Service

(within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination. Payments of this salary continuation will be paid in equal installments at the times and in the manner consistent with the Employer’s payroll practices for executive employees, and each installment payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 2 unless and until (i) Executive executes a release (the “Release”) of Executive’s claims against the Employer, and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement, and (ii) the payments and benefits shall not begin before the date Executive has signed (and not revoked) the Release and the Release has become irrevocable under the time period set forth under applicable law. The Release must be executed and become irrevocable by the 60th day following the date of the Event of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the payments and benefits described in this Section 2(b) will be paid, or commence, in the second calendar year.
(c)In the event that the Company acquires an entity in a transaction that does not constitute a Change in Control (as defined in Section 3(b) below) and such transaction results in an Event of Termination for the Executive within eighteen (18) months following the effective date of the transaction, the Employer shall provide for eighteen (18) months, at the Employer’s expense, nontaxable medical health, vision and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Employer for Executive prior to the Event of Termination, except to the extent such coverage may be changed in its application to all Employer’s employees. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Employer to penalties, then the Employer shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the premiums for such nontaxable medical, health, vision and dental coverage, with such payment to be made by lump sum within thirty (30) business days of the Event of Termination, or if later, the date on which the Employer determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.
(d)For purposes of this Agreement, a “Separation from Service” shall have occurred if the Employer and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the twelve (12) months immediately preceding the Event of Termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a Specified Employee, as defined in Code Section 409A, and any payment to be made under sub-paragraph (b) or (c) of this Section 2 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

3.CHANGE IN CONTROL.
(e)Any payments made to Executive pursuant to this Section 3 are in lieu of any payments that may otherwise be owed to Executive pursuant to this Agreement under Section 2, such that Executive shall either receive payments pursuant to Section 2 or pursuant to Section 3, but not pursuant to both Sections.

(f)For purposes of this Agreement, the term “Change in Control” shall mean:
(1)    Merger: The Employer or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Employer, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Employer or the Bank immediately before the merger or consolidation;
(2)    Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Employer’s or the Bank’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Employer’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Employer directly or indirectly beneficially owns 50% or more of its outstanding voting securities;
(3)    Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (3), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or
(4)    Sale of Assets: The Employer or the Bank sells to a third party all or substantially all of its assets.
(g)Upon the occurrence of an Event of Termination (as defined in Section 2 hereof) either within six (6) months preceding or within eighteen (18) months following a Change in Control, Executive, shall receive as severance pay or liquidated damages, or both, a lump sum cash payment equal to the sum of: (i) two (2) times Base Salary, plus (ii) two (2) times the annual cash incentive at Target (as such term is defined in the annual cash incentive plan) in effect for Executive in the year in which the Change in Control occurs, plus (iii) a pro rata portion of the Executive’s Target bonus for the calendar year in the year in which the Event of Termination occurs. Such amount shall be payable as salary continuation that will be paid over twelve (12) months commencing on the 10th day following Executive’s Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination. Payments of this salary continuation will be paid in equal installments at the times and in the manner consistent with the Employer’s payroll practices for executive employees, and each installment payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

(h)Upon the occurrence of an Event of Termination (as defined in Section 2 hereof) either six (6) months preceding or within eighteen (18) months following a Change in Control, the Employer (or its successor) shall provide for twenty four (24) months, at the Employer’s (or its successor’s) expense, nontaxable medical (including any employer contributions to a health savings account), health, vision and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Employer for Executive prior to Executive’s termination, except to the extent such coverage may be changed in its application to all Employer’s employees and then the coverage provided to Executive shall be commensurate with such changed coverage. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Employer to penalties, then the Employer shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the premiums for such nontaxable medical, health, vision and dental coverage, with such payment to be made by lump sum within thirty (30) business days of the Event of Termination, or if later, the date on which the Employer determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.
(i)Limitation on Payments Under Certain Circumstances.
(i)In the event the receipt of all payments or distributions in the nature of compensation (within the meaning of Code Section 280G(b)(2)), whether paid or payable pursuant to Agreement or otherwise (the “Change in Control Benefits”) would subject Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 of the Code (the “Reduced Amount”). Notwithstanding the foregoing, the Payments shall not be reduced if it is determined that without such reduction, the Change in Control Benefits received by Executive on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that Executive would receive, on a net after-tax benefit, if Executive is paid the Reduced Amount under the Agreement.
(ii)If it is determined that the Payments should be reduced since Executive would not have a greater net after-tax amount of aggregate Payments, the Bank shall promptly give Executive notice to that effect and a copy of the detailed calculations thereof. All determinations made under this Section 3 shall be binding upon Executive and shall be made as soon as reasonably practicable and in no event later than ten (10) days prior to the Date of Termination.
4.TERMINATION FOR CAUSE.
(a)    The Employer may terminate Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” The term “Cause” as used herein, shall exist when there has been a good faith determination by the Board of Directors of the Employer (the “Board of Directors” or “Board”) that there shall have occurred one or more of the following events with respect to Executive:
(1)willful dishonesty in performing Executive’s duties on behalf of the Employer;

(2)material incompetence in performing Executive’s duties on behalf of the Employer;

(3)willful misconduct that in the judgment of the Board will likely cause economic damage to the Employer or injury to the business reputation of the Employer;

(4)breach of fiduciary duty involving personal profit;

(5)material breach of the Employer’s Code of Conduct;

(6)intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(7)willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Employer, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(8)material breach by Executive of any provision of this Agreement.
Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that Executive was guilty of conduct constituting Cause as described above, the Board may suspend Executive from Executive’s duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which Executive shall be given the opportunity to be heard before the Board. Upon a finding of Cause, the Board shall deliver to Executive a Notice of Termination, as more fully described in Section 6 below.
    (b)    For purposes of this Section 4, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Employer.

5.RESIGNATION FROM BOARDS OF DIRECTORS
    In the event of Executive’s termination of employment due to an Event of Termination, Executive’s service as a director of the Employer and as an officer or director of any affiliate of the Employer shall immediately terminate. This Section 5 shall constitute a resignation notice for such purposes.

6.NOTICE.
(a)Any purported termination by the Employer for Cause shall be communicated by Notice of Termination to Executive. If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Employer that a dispute exists concerning the termination, the Parties shall promptly proceed to arbitration, as provided in Section 16. Notwithstanding the pendency of any such dispute, the Employer shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 2 or 3, the payment of such compensation and benefits by the Employer shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).
(b)Any other purported termination by the Employer or by Executive shall be communicated by a “Notice of Termination” (as defined in Section 6(c)) to the other party. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Parties shall promptly proceed to arbitration as provided in Section 16. Notwithstanding the pendency of any such dispute, the Employer shall continue to pay to Executive the Executive’s Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is thirty-six (36) months from the date the Notice of Termination is given. In the event the voluntary termination by Executive of Executive’s employment is disputed by the Employer, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, Executive shall return all cash payments made to Executive pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for Executive’s voluntary termination. If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 6 shall offset the amount of any severance benefits that are due to Executive under this Agreement.
(c)For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
7.POST-TERMINATION OBLIGATIONS.
    (a)    Non-Solicitation. Executive hereby covenants and agrees that, during the Restricted Period, Executive shall not, without the written consent of the Employer, either directly or indirectly (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Employer, or any of their respective subsidiaries or affiliates, to terminate Executive’s employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Employer, or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within fifty (50) miles of the locations in which the Employer has business operations or has filed an application for regulatory approval to establish an office, or (ii) solicit business from any customer of the Employer or their subsidiaries, divert or attempt to divert any business from the Employer or their subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Employer or any other person or entity associated or doing business with the Employer (or proposing to become associated or to do business with the Employer) to terminate such person’s or entity’s relationship with the Employer (or to refrain from becoming associated with or doing business with the Employer) or in any other manner to interfere with the relationship between the Employer and any such person or entity.

    (b)    Competition. During the Restricted Period, Executive may compete with Employer and own, operate, manage, control, engage in, participate in, invest in, hold any interest in, assist, aid, act as a consultant to or otherwise advise in any way, be employed by or perform any services (alone or in association with any person) for, any person (or on behalf of Executive) that engages in, owns, invests in, operates, manages or controls any venture or enterprise that directly competes with Employer only upon prior written approval of the Board. However, if Executive, without prior written approval of the Board, owns, operates, manages, controls, engages in, participates in, invests in, holds any interest in, assists, aids, acts as a consultant to or otherwise advise in any way, is employed by or performs any services (alone or in association with any person) for, any person (or on behalf of Executive) that engages in, owns, invests in, operates, manages or controls any venture or enterprise that directly competes with Employer in Employer’s Markets at any time during the Restricted Period, Executive agrees to forfeit any future severance benefits and return to Employer any severance benefits already paid pursuant to Sections 2 or 3 of this Agreement. Nothing in this Agreement shall prevent Executive from passive investments of less than 1% in public companies or indirect investments through 401(k) plans, mutual funds, etc. For purposes of this paragraph, “Employer’s Markets” is defined as follows:

(a)if an Event of Termination (as defined in Section 2 hereof) does not occur within either the six (6) months preceding or within eighteen (18) months following a Change of Control, “Employer’s Markets” means any State or Territory of the United States in which First Interstate Bank operates branches at the time of Executive’s termination; or
(b)if an Event of Termination (as defined in Section 2 hereof) occurs within either the six (6) months preceding or within eighteen (18) months following a Change of Control, “Employer’s Markets” means any State or Territory of the United States in which First Interstate Bank operated branches immediately prior to the Change in Control.
(c)    As used in this Agreement, “Restricted Period” is defined as follows:
(1)    if an Event of Termination (as defined in Section 2 hereof) does not occur within either the six (6) months preceding or within eighteen (18) months following a Change of Control, the “Restricted Period” shall be the period from and after the termination of Executive’s employment with Employer (the “Termination Date”) until twelve (12) months after the Termination Date; or

(2)    if an Event of Termination (as defined in Section 2 hereof) occurs within either the six (6) months preceding or within eighteen (18) months following a Change of Control, the “Restricted Period” shall be the period from the Termination Date until eighteen (18) months after the Termination Date.
(d)    As used in this Agreement, “Confidential Information” means information belonging to the Employer that is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation: financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the management of the Employer. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Employer, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain. Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Employer with respect to all Confidential Information. At all times, both during Executive’s employment with the Employer and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing Executive’s duties to the Employer.
(e)    Executive shall, upon reasonable notice, furnish such information and assistance to the Employer as may reasonably be required by the Employer, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Employer or any of its subsidiaries or affiliates.
    (f)    All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 7. The Parties hereto, recognizing that irreparable injury will result to the Employer, its business and property in the event of Executive’s breach of this Section 7, agree that, in the event of any such breach by Executive, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Employer, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

8.SOURCE OF PAYMENTS.
    Notwithstanding any provision in this Agreement to the contrary, payments and benefits, as provided for under this Agreement, will be paid by the Company and Bank in proportion to the level of activity and the time expended by Executive on activities related to the Company and Bank, respectively, as determined by the Employer.

9.EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
This Agreement contains the entire understanding between the Parties hereto, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.
10.NO ATTACHMENT; BINDING ON SUCCESSORS.
(d)Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(e)This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.
11.MODIFICATION AND WAIVER.
(a)This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto.
(b)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
12.REQUIRED PROVISIONS.
(a)    The Employer may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.
(b)    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Employer’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(c)    If Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting Parties shall not be affected.
(d)    If the Employer is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Employer under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting Parties.
(e)    All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or the Regulator’s designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Regulator or the Regulator’s designee at the time the Regulator or the Regulator’s designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the Parties that have already vested, however, shall not be affected by such action.

(f)    Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
13.SEVERABILITY.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
14.HEADINGS FOR REFERENCE ONLY.
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
15.GOVERNING LAW.
This Agreement shall be governed by the laws of the State of Montana except to the extent superseded by federal law.
16.ARBITRATION.
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Employer, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Employer and the third arbitrator shall be selected by the arbitrators selected by the Parties. If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Employer shall pay all fees in connection with the arbitration, but each party shall be responsible for the party’s own attorney’s fees. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
17.INDEMNIFICATION.
(f)Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of the Executive having been a director or officer of the Employer or any affiliate (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the

Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
(g)Any indemnification by the Employer shall be subject to compliance with any applicable regulations of the Federal Deposit Insurance Corporation.
18.    OBLIGATIONS OF EMPLOYER.
The termination of Executive’s employment, other than as provided in Sections 2 and 3 of this Agreement, shall not result in any obligation of the Employer under this Agreement.
19.    NOTICE.
For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	President and Chief Executive Officer First Interstate BancSystem, Inc. 401 North 31st Street Billings, Montana 59116-0918
To Executive:	___________________________ At the address last appearing on the personnel records of the Bank

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, on the date first above written.

FIRST INTERSTATE BANCSYSTEM, INC.

By:/s/ KEVIN P. RILEY Name: Kevin P. Riley Title: President and Chief Executive Officer
FIRST INTERSTATE BANK

By:/s/ KEVIN P. RILEY Name: Kevin P. Riley Title: President and Chief Executive Officer EXECUTIVE

/s/ KRISTINA ROBBINS Kristina Robbins